AMENDMENT NO. 1 TO
AMENDED AND RESTATED BYLAWS
OF
URBAN EDGE PROPERTIES

Article II, Section 7 of the Amended and Restated Bylaws of URBAN EDGE PROPERTIES is hereby deleted in its entirety and replaced with the following:

"Section 7. VOTING. At any meeting of shareholders duly called, at which a quorum is present and at which trustees are to be elected: (i) each nominee in an uncontested election shall be elected by the vote of the majority of the votes cast with respect to that trustee’s election; and (ii) in a contested election, the nominees receiving a plurality of the votes cast shall be elected. For purposes of this section, (i) a “contested election” means an election of trustees occurring at a meeting of shareholders for which either (A)(I) the secretary of the Trust receives a notice that a shareholder has nominated a person for election to the Board of Trustees in compliance with the Declaration of Trust and these Bylaws, to the extent applicable, and applicable law and (II) such nomination has not been withdrawn by such shareholder on or before the tenth day before the Trust first mails its notice of meeting for such meeting to the shareholders or (B) the number of persons properly nominated for election to the Board of Trustees at such meeting exceeds the number of trustees to be elected in such election; (ii) an “uncontested election” means an election of trustees occurring at a meeting of shareholders that does not constitute a contested election; and (iii) a “majority of the votes cast” means that the number of votes cast “for” a trustee’s election exceeds the number of votes cast “against” that trustee’s election, with abstentions and broker nonvotes not counting as either votes “for” or “against” a trustee’s election. Each share may be voted for as many nominees as there are trustees to be elected and for whose election the share is entitled to be voted.

A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute, the Declaration of Trust or these Bylaws. Unless otherwise provided by statute or by the Declaration of Trust, each outstanding share of beneficial interest, regardless of class, entitles the holder thereof to cast one vote on each matter submitted to a vote at a meeting of shareholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise."

Article III, Section 2 of the Bylaws is hereby deleted in its entirety and replaced with the following:

"Section 2. NUMBER, TENURE, QUALIFICATIONS AND RESIGNATION. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Trustees may establish, increase or decrease the number of trustees, provided that the number thereof shall never be less than the minimum number required by the MRL, nor more than 15, and further provided that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees. In case of failure to elect trustees at the designated time, the trustees holding over shall continue to serve as trustees until their successors are elected and qualify. Notwithstanding the foregoing, if the number of trustees of the Trust is decreased as of the end of the then current term of one or more trustees, then any such trustees who are not nominated for reelection at the meeting of shareholders coinciding with the end of their current term shall cease to be trustees as of the end of their current term. Any trustee of the Trust may resign at any time by delivering his or her resignation to the Board of Trustees, the chairman of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation."

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

Adopted and effective as of February 23, 2018.